Exhibit 99.1

Shareholder Letter
Q1 2023

investors.nextdoor.com

Professional Roofing Company Builds Connections and Grows Customers on Nextdoor

S&S Construction Services, based in Aurora, Colorado, has been winning over local customers for more than a decade and recently turned to Nextdoor to expand their growing client base. S&S is a Latino-led and woman-owned professional roofing installer.

They've prioritized Nextdoor as a top platform where they allocate their marketing spend to connect with new and returning customers. According to Vanessa, office director at S&S:

> ***I think people calling us from Nextdoor feel more comfortable because it's more of a genuine connection than other platforms.***

Business Highlights

Q1 revenue of $50M declined 2% year-over-year. Strength from an increasingly diverse set of mid-market customers and agency partnerships largely offset softness in advertising spend from certain verticals more exposed to the macroeconomic environment. Relative to Q4 2022, we saw improving growth trends through Q1.

Q1 Weekly Active Users (WAU) of 42.4 million grew 16% year-over-year, accelerating from Q4 2022 growth of 11% and reflecting growing engagement from both U.S. and international neighbors. Quarter-over-quarter WAU grew by 2.5 million, or 6%.

Q1 ARPU[1] of $1.17 declined 16% year-over-year, reflecting strong WAU growth, including in relatively less-monetized international markets, and lower levels of spend from customers in verticals such as financial services.

Revenue

$51M
$55M
$54M
$53M
$50M
48% YoY Growth
19%
2%
(10%)
(2%)
Q1 2022
Q2
Q3
Q4
Q1 2023

WAU

36.7M
36.9M
38.3M
40.0M
42.4M
33% YoY Growth
26%
17%
11%
16%
Q1 2022
Q2
Q3
Q4
Q1 2023

ARPU (WAU)

$1.39
$1.48
$1.41
$1.33
$1.17
12% YoY Growth
(6%)
(12%)
(19%)
(16%)
Q1 2022
Q2
Q3
Q4
Q1 2023

Net Loss[2]

(65%) Margin
(68%)
(64%)
(63%)
(68%)
($33M)
($37M)
($35M)
($33M)
($34M)
Q1 2022
Q2
Q3
Q4
Q1 2023

Adjusted EBITDA[3]

(39%) Margin
(37%)
(34%)
(32%)
(44%)
($20M)
($20M)
($18M)
($17M)
($22M)
Q1 2022
Q2
Q3
Q4
Q1 2023

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1 ARPU is defined as average revenue per WAU.
2 Net loss margin is calculated as net loss divided by revenue.
3 Adjusted EBITDA margin is calculated as adjusted EBITDA divided by revenue. A reconciliation of non-GAAP metrics used in this letter to their most comparable GAAP measures is provided at the end of the letter.

To Our Shareholders

Q1 was a strong start to 2023. WAU grew to 42.4 million, representing 16% year-over-year and 6% quarter-over-quarter growth, and marking a third consecutive quarter of acceleration. Q1 sequential growth was primarily driven by over 2 million new WAU in the U.S. These WAU, and more broadly, over 80 million Verified Neighbors, come to Nextdoor for the utility and community that together create durable value4. Growth in Q1 was largely powered by artificial intelligence (AI), especially machine learning (ML), highlighting the impact of our ongoing investments in this area. AI underpins product experiences ranging from providing neighbors with relevant and timely notifications, to a more personalized and engaging Newsfeed, to our Kindness Reminder technology, which creates more positive online interactions. These product experiences have driven growth over the past several quarters and will play a critical role in our long-term trajectory.

Q1 revenue of $50M showed positive momentum. Over the quarter, we focused on deepening relationships with mid-market customers and advertising agencies, and on adding new customers. The technology & telecommunications vertical remained resilient, as did international revenue growth. The financial services and retail verticals continued to face headwinds, leading to the 2% year-over-year decline in Q1 revenue. We expect year-over-year revenue comparisons to ease as we move further through 2023 and we remain on track to return to revenue growth for the full year.

Adjusted EBITDA of ($22M) exceeded our expectations, largely reflecting revenue outperformance and our ongoing focus on managing operating expenses, including through reduced customer and neighbor acquisition spend. Total operating expenses have remained roughly flat over the last three quarters, and have grown only 5% year-over-year, despite targeted headcount growth and a seasonal increase in personnel costs in Q1.

We remain focused on driving long-term WAU and revenue growth. To this end, our 2023 priorities include increasing new neighbor growth through methods such as neighbor-to-neighbor and business-to-neighbor invitations, as well as through partnerships, SEO, and content sharing to other platforms. This drives more awareness of and usage of Nextdoor as the platform for getting things done locally, from raising money for a charitable cause to finding a lost pet. We are also investing in creating new content types to satisfy more neighbor needs. For example, neighbors can now share events and explore businesses or groups on our recently launched Discover surface. These initiatives are supported by our ongoing efforts to leverage our local knowledge graph with AI to drive engagement and improve the relevance and impact of notifications and the Newsfeed. Additionally, we are focused on improving advertiser efficacy by building our proprietary advertising platform.

With a strong team and healthy balance sheet of $575M in cash and investments, we are pursuing these key initiatives while maintaining operational efficiency. We believe these efforts will drive revenue growth and margin expansion for the full year 2023.

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4 Verified Neighbors are individuals who have joined Nextdoor and completed the verification process for their account.

Building an Active Valued Community

Nextdoor is a highly engaging platform. Strong WAU growth is a reflection of our product strategy to build an Active Valued Community where neighbors and organizations can join, connect, contribute, and transact. While WAU growth can be variable in a given quarter, sessions growth has sustained, indicating durable and varied use cases that bring neighbors back to the platform more frequently.

Neighborhood vitality, which touches all parts of the platform and is a core differentiator of Nextdoor, is an important part of our product strategy. In Q1, we launched the Review Team globally, extending our community voting system of over 210,000 volunteer moderators to international markets. This launch increased active volunteer moderators outside of the U.S. by 8% from the start of this year through today. We also continued building trust with neighbors by rolling out more transparency and appeals processes globally for all actions taken on the platform. These features resonate with neighbors, and already led to a 21 point increase in the percent of authors who believe the moderation process is neutral or fair when measured over a period in 2022. Our latest Transparency Report, released in Q1, provides further insight into our work to create a more welcoming platform, which in turn supports engagement and our purpose of creating a kinder world where everyone has a neighborhood to rely on.

Driving engagement through AI
As has been true over the past several quarters, our AI innovations were the leading drivers of WAU growth in Q1. We deployed features to better personalize the Newsfeed for neighbors by enabling relevant content to travel more naturally through nearby neighborhoods instead of staying limited to one neighborhood. In the near future, we will further remove predefined neighborhood boundaries and allow content to flow freely within a personalized local neighborhood — for example, an AI-determined radius — around each neighbor. By going beyond a set neighborhood boundary, we can show greater content volume and more relevant content that is based not just on location, but also on neighbor interest and preference, recognizing that everyone’s definition of local is unique. For example, a neighbor may want a broader view when looking for a service provider or weekend events nearby, but a much narrower view when searching for a lost pet. Enabling content to flow freely through neighborhood ecosystems represents an important step in the transition we started in 2021 to shift from a private social network to a local network. This is already allowing us to drive a more satisfying experience for neighbors and to create new viral growth loops to grow into our total addressable market of neighbors and organizations. We expect momentum to accelerate from here.

In Q1, we began applying generative AI technologies designed to drive neighbor engagement. We are currently testing an “Assistant” feature that suggests ways to improve posts to increase audience engagement and also rephrases hurtful or harmful comments that are tagged by our Kindness Reminder. This use of AI aligns with our goal of building an inclusive, welcoming community for all. These initial generative AI features are powered by our technology and leverage the ChatGPT API made available by OpenAI.

We expect that generative AI technologies will also enable Nextdoor to deliver more personalized and relevant content to neighbors by analyzing conversations and providing targeted recommendations for local news, events, and activities. Although this work is in its early stages, we anticipate generative AI becoming a more prominent aspect of the platform in the future.

Deepening engagement through a more valuable user experience

In Q1, we simplified the content sharing process for neighbors and organizations, including businesses and agencies. We view content sharing as a major growth lever that drives greater liquidity, defined as content diversity and volume, which in turn deepens engagement. To encourage posting, we introduced features including a standardized post composer, post insights, and a simplified For Sale & Free flow.

The standardized post composer provides organizations with format types that were previously only available to neighbors, including events, polls, video, and unlimited posting. This unlocks more ways for organizations to create meaningful connections with a high-intent and local audience and increases the content on the Newsfeed for neighbors, leading to increased personalization and content virality.

We also made it easier for neighbors to share items on our classifieds surface, For Sale &

Free, by reducing the number of steps required to create a post. The new single page creation flow has increased the number of For Sale & Free posts and authors. Additionally, neighbors can now create a post directly in the Newsfeed with their For Sale & Free listing, which enables public conversations, and increases post visibility and liquidity.

These efforts enabled us to drive more content on more surfaces to help deliver on the needs of neighbors and organizations in Q1.

In late Q4 2022, we launched post insights to give posters timely feedback on their content’s engagement. We fully ramped this feature in Q1, and have already seen it drive increased content by providing positive feedback loops to posters. To further showcase what successful posting looks like, we launched the Awards feature at the end of Q1 to recognize and incentivize posters to create more quality content and drive neighborhood engagement on Nextdoor.

We are further driving content creation through new developer tools like our ShareKit, which places the Nextdoor social logo on partner sites so neighbors can seamlessly share external content to Nextdoor. As of Q1, our ShareKit partners include GoFundMe, PawBoost, and Patch. In the near-term, ShareKit encourages higher engagement by driving greater content liquidity on the platform. In the long-term, ShareKit can drive new neighbor growth by raising Nextdoor’s brand awareness and highlighting the type of content that drives utility on the platform.

Building upon the ShareKit efforts, we are working to launch a Share API that will allow users of partner sites to more easily authenticate and link other accounts to their Nextdoor account, and natively share external content including posts, events, and For Sales & Free listings to our platform. After we launch these features for neighbors, we plan to expand them to agencies and businesses to encourage more posting, engagement, and sign-ups.

Expanding viral growth loops for neighbors and organizations
In 2023, we are highly focused on driving growth of new neighbors and organizations to Nextdoor. Our strategy is to create viral growth loops through invites and content sharing.

Neighbor and organizations can invite guests to Nextdoor. Existing features like Contact Sync and inviting Guests You May Know, which builds on the Connections work we launched in 2022, help neighbors invite other neighbors to Nextdoor. We are also building flows for businesses to invite neighbors through prompts in the onboarding flow and other contextually relevant parts of the experience. We are seeing positive early traction here, as the number of business inviters has grown by 34% since these features launched in January5. Businesses are incentivized to invite their customers to recommend and Fave them on-platform so they can build their reputation and generate word-of-mouth on Nextdoor and in their neighborhoods. This adds credibility to their business’ presence and, we believe, will ultimately lead to revenue and business growth.

We also drive platform growth by distributing Nextdoor content to other platforms via our Content API, thus drawing people into the Nextdoor ecosystem. Content API enables content that is posted to Nextdoor and marked for anyone to read to be viewed outside the platform, in turn driving brand awareness and neighbor growth. Anyone wanting to engage with the content in more detail will be asked to login or sign up for Nextdoor to do so. Content distribution outside of the platform is another important step we are taking to shift our strategy from that of a private network to a local network, and we expect this to become a large driver of new neighbors over time.

Delivering value for businesses
Q1 revenue of $50M decreased 2% year-over-year, but demonstrated an upward trajectory in the quarter. Though it is too early to call this a trend or a broader ad market recovery, we do view our results as a sign of forward progress.

The technology & telecommunications vertical remained robust during the quarter. Brands in this vertical are growing their spend on Nextdoor as a result of strong performance. For example, one of our largest telecommunications advertisers in the quarter increased expected spend by 300% between 1H 2022 and 1H 2023, and by 25% quarter-over-quarter.

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5 Internal data from the last week of January 2023 relative to the first week of April 2023.

International revenue was another area of relative strength, with momentum driven by UK revenue growth as we continue to scale and attract new advertisers in that market. Consistent with the prior few quarters, we continued to see headwinds in financial services and retail as the macroeconomic environment diminished customer spending. Given Nextdoor’s high-intent and locally focused audience, we believe spend in these important verticals will return to Nextdoor when the macroeconomic environment improves.

In the quarter, we saw continued strength from mid-market advertisers, with growing spend per customer and new logos added. We also saw Q1 revenue strength from our efforts to build relationships with holding companies and independent agencies that manage advertiser budgets. We have built a meaningful presence with leading advertising agencies resulting in a more balanced mix of revenue from agencies and direct advertiser relationships. Agency relationships enable us to efficiently activate new logos — a top priority for 2023 — bolster revenue diversity, and increase revenue retention.

Agency partnerships, coupled with campaign performance on Nextdoor, are key to unlocking and scaling advertiser spend. For example, one major U.S. retailer onboarded through an agency partnership ran a test campaign in Q3 2022 and has since meaningfully scaled spend with Nextdoor. Relative to Q4 2022, the brand increased spend by more than 175% sequentially, and is on track to spend over $2.5M on Nextdoor in 2023 as we continue to exceed the retailer’s return on advertising spend goals.

Another Q1 highlight was our work with BRACH’S — America’s #1 seasonal sugar candy brand — and their agency partners at Mindshare to create a Spring Guide that offered easy ways for family and friends to celebrate together this spring. The guide included activity ideas, recipes, and a downloadable scavenger hunt designed to make seasonal moments sweeter. The campaign drove strong results for the advertiser, with outperformance in metrics including click through rate (CTR) and cost per acquisition (CPA)[6]. This marks the brand’s first spring and Easter campaign with Nextdoor, and highlights the power of our work with agencies to onboard advertisers and the power of neighborly messaging to retain them.

Building Nextdoor’s ad platform to support customers of all sizes
Our monetization roadmap focuses on reducing advertiser effort and delivering improved advertiser outcomes. We continue to execute towards these goals with our ad platform development.

We are building our proprietary Nextdoor Ad Server to deliver greater advertiser outcomes. Nextdoor Ad Server will leverage AI technologies to help advertisers understand their audiences better, optimize ad targeting and delivery, and increase ad relevance. This work is important to supporting broader based demand. We believe these efforts will result in increased revenue and improved ROI in the future. In Q1, we continued to build important infrastructure that will allow us to support advertiser migration to the Nextdoor Ad Server.

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6 Click through rate relative to Nextdoor’s benchmark and cost per acquisition relative to advertiser’s goal.

We are building our self-serve offering, Nextdoor Ads Manager, to reduce advertiser effort by providing a simpler, more intuitive way to create and buy ads. In Q1, we completed the majority of the development on the unified platform offering for advertisers of all sizes. For SMBs, we will be maintaining the simplicity of the original self-serve experience while also adding advanced tools and reporting capabilities that were not previously available, such as more flexible location targeting. For larger advertisers, Nextdoor Ads Manager will reduce the time it takes to onboard to Nextdoor and to create and launch an ad. Today, large advertisers work directly with our sales team to join Nextdoor and create and manage campaigns. Nextdoor Ads Manager will improve the customer experience for these advertisers by enabling direct platform access and more control and flexibility over their campaigns. Lastly, for advertising agencies, Nextdoor Ads Manager will allow for more efficient management of multiple clients on the platform, making advertising on Nextdoor a more compelling option.

Developing the capabilities for increasingly differentiated ad performance
In Q1, we continued to deliver results for advertisers through the power of local in personalizing messaging for neighborhoods. For example, an international beauty retailer ran a campaign to drive neighbors to shop its products in local stores. We leveraged predictive intent targeting to reach beauty shoppers when they were most interested and engaged on Nextdoor in order to drive the best results. A Foursquare in-store attribution study found the campaign was so successful that it resulted in a ~52x return on ad spend and an incremental behavioral lift of 237% above Foursquare’s benchmark. According to a study from Oracle Moat Analytics, the campaign also far exceeded industry benchmarks in attention related performance categories including interaction rate and hover rate. The brand has continued to spend on our platform, partnering with Nextdoor on spring and summer campaigns.

Given that ~1 in 3 UK neighbors frequently visit UK-based Costa Coffee, Nextdoor provided a desirable environment for the brand to reach its target audience7. Costa Coffee engaged with Nextdoor neighbors in the UK to highlight its seasonal drinks menu during the holidays and drive in-store traffic and sales. The seasonal creative resonated well with Nextdoor’s audience, reaching an average 96% above our Newsfeed video CTR benchmark. The best performing video creative resulted in a CTR 364% over our benchmark. Costa Coffee continues to spend with Nextdoor in 2023.

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7 Source: GWI Core, UK, 2022.

We help advertisers understand their performance on Nextdoor through first-party measurement tools, including our pixel, and through relationships with measurement partners. In addition, advertisers work with their own partners to measure and drive performance — and they are seeing notable results. Thesis Testing is a conversion rate optimization agency that has been working with advertising clients to run ads and improve performance on Nextdoor, with a focus on channel expansion over the past 12 months. Nextdoor has proven to be a strong performance channel, particularly via Sponsored Posts in the Newsfeed. For example, Thesis benchmarked Nextdoor’s ROI performance from lead to sale for one recent home services client to be significantly higher than that of other high performing channels8.

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8 Data provided by Thesis Testing.

Q1 2023 Financial Discussion

Revenue
Q1 revenue was $50M, a decrease of 2% year-over-year. Strength from mid-market advertisers, growing relationships with advertising agencies, and resilience in verticals such as technology & telecommunications largely offset continued headwinds in certain verticals including financial services and retail. Global ARPU of $1.17 declined 16% year-over-year, reflecting year-over-year WAU growth relative to a revenue decline.

Operating expenses
In Q1, GAAP operating expenses were $89M, an increase of 5% year-over-year, and approximately flat quarter-over-quarter. The growth in operating expenses was primarily driven by increased headcount and personnel costs in product development and sales roles, partially offset by reduced marketing expenses.
Cost of revenue was $10M, up 9% year-over-year. In Q1, cost of revenue represented 20% of revenue, an increase of 2 percentage points from the year-ago period, primarily driven by third-party hosting costs, which in turn were driven by increased user growth and engagement.

Research and development expenses were $33M, or 66% of revenue, up 14% year-over-year. The growth was driven primarily by increased headcount and personnel costs related to our engineering, data science, and product management teams.
Sales and marketing expenses were $29M, or 59% of revenue, down 6% year-over-year. The decrease was driven by lower performance marketing costs for both neighbor and customer acquisition, as focus shifts to organic acquisition channels. This was partially offset by an increase in personnel-related costs due to headcount growth in the sales organization.
General and administrative expenses were $16M, or 33% of revenue, up 9% year-over-year, driven primarily by an increase in personnel-related costs, partially offset by a decrease in other expenses.
Total non-GAAP operating expenses were $71M, or 143% of revenue, up 1% year-over-year[9].

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9 A reconciliation of non-GAAP metrics used in this letter to their most comparable GAAP measures is provided at the end of this letter.

Earnings
Net loss was $34M in Q1 representing a (68%) margin, compared to $33M and a (65%) margin in the year-ago period. An increase in operating loss was mostly offset by an increase in interest income, resulting in relatively flat year-over-year dollar net loss. The year-over-year decline in margin is due primarily to lower revenue.

Q1 adjusted EBITDA loss was $22M representing a (44%) margin, compared to $20M and a (39%) margin in the year-ago period. The change in adjusted EBITDA margin reflects both the year-over-year reduction in revenue and the year-over-year growth in operating expenses.

Balance sheet and cash flows
We ended the period with $575M in cash, cash equivalents, and marketable securities. In Q1, cash used in operations benefited from a seasonal increase in collections and interest income. For the three months ended March 31, 2023, cash used in operations was $14M compared to $6M in the year-ago period.

Outlook
In 2023, our focus remains on growing our base of neighbors and organizations, increasing engagement on the platform, and returning to strong revenue growth to support our path to profitability.

Q2 2023 Outlook
•Revenue is expected to be between $53M–$54M.
•Adjusted EBITDA loss is expected to be between $24M–$23M.

For the full year 2023, we expect to return to revenue growth and adjusted EBITDA margin improvement.

We have not reconciled our adjusted EBITDA and adjusted EBITDA margin outlook to GAAP net loss or GAAP net loss margin because certain items that impact GAAP net loss and GAAP net loss margin are uncertain or out of our control and cannot be reasonably predicted. In particular, stock-based compensation expense is impacted by the future fair market value of our common stock and other factors, all of which are difficult to predict, subject to frequent change, or not within our control. The actual amount of these expenses during 2023 will have a significant impact on our future GAAP financial results. Accordingly, a reconciliation of adjusted EBITDA outlook to net loss and adjusted EBITDA margin to GAAP net loss margin is not available without unreasonable efforts.

Q1 Conference Call and Webcast
We will host a Q&A webcast at 2:00 pm PT/5:00 pm ET today, May 9, 2023, to discuss these results and outlook. An audio webcast archive will be available following the live webcast for approximately one year on Nextdoor’s Investor Relations website at investors.nextdoor.com. Thank you for your support in building stronger neighborhoods across the globe and for being active neighbors in your neighborhood. We look forward to your questions and comments this afternoon.

We use our Investor Relations website (investors.nextdoor.com), our Twitter handle (twitter.com/Nextdoor), our LinkedIn Home Page (linkedin.com/company/nextdoor-com), and Sarah Friar’s LinkedIn posts (linkedin.com/in/sarah-friar-922b044) as a means of disseminating or providing notification of, among other things, news or announcements regarding our business or financial performance, investor events, press releases, and earnings releases and as a means of disclosing material nonpublic information and for complying with our disclosure obligations under Regulation FD. The content of our websites and information that we may post on or provide to online and social media channels, including those mentioned above, and information that can be accessed through our websites or these online and social media channels are not incorporated by reference into this shareholder letter or in any report or document we file with the SEC, and any references to our websites or these online and social media channels are intended to be inactive textual references only.

Safe Harbor Statement
This shareholder letter includes forward-looking statements, which are statements other than statements of historical facts and statements in the future tense. These statements include, but are not limited to, statements regarding our future performance and our market opportunity, including expected financial results for the second quarter of 2023 and full year 2023, trends and expectations regarding our business and operating results, our business strategy and plans, and our objectives and future operations, including our expansion into new markets.
Forward-looking statements are based upon various estimates and assumptions, as well as information known to us as of the date of this shareholder letter, and are subject to risks and uncertainties. Accordingly, actual results could differ materially due to a variety of factors, including: our ability to scale our business and monetization efforts; our ability to expand business operations abroad; our limited operating history; risks associated with managing our growth; our ability to achieve and maintain profitability in the future; the effects of the highly competitive market in which we operate; the impact of macroeconomic conditions on our business; our ability to attract new and retain existing customers and users, or renew and expand our relationships with them; our ability to anticipate and satisfy customer preferences; market acceptance of our platform; our ability to successfully develop and timely introduce new products and services; our ability to achieve our objectives of strategic and operational initiatives; cybersecurity risks to our various systems and software; the impact of privacy and data security laws; and other general market, political, economic, and business conditions.
Additional risks and uncertainties that could affect our financial results and business are more fully described in our Annual Report on Form 10-K for the period ended December 31, 2022 filed with the SEC on February 28, 2023, our Quarterly Report on Form 10-Q for the period ended March 31, 2023, expected to be filed on or about May 9, 2023, and our other SEC filings, which are available on the Investor Relations page of our website at investors.nextdoor.com and on the SEC’s website at www.sec.gov.
All forward-looking statements contained herein are based on information available to us as of the date hereof and you should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance, or achievements. We undertake no obligation to update any of these forward-looking statements for any reason after the date of this shareholder letter or to conform these statements to actual results or revised expectations, except as required by law. Undue reliance should not be placed on the forward-looking statements in this shareholder letter.

Condensed Consolidated
Balance Sheets
in thousands, except per share data (unaudited)

	March 31,	December 31
	2023	2022

Assets
Current assets:
Cash and cash equivalents	$67,818	$55,236
Marketable securities	507,010	528,067
Accounts receivable, net of allowance of $373 and $422 as of March 31, 2023 and December 31, 2022, respectively	28,045	29,770
Prepaid expenses and other current assets	11,194	12,185
Total current assets	614,067	625,258
Property and equipment, net	10,895	11,818
Operating lease right-of-use assets	60,351	52,555
Intangible assets, net	2,633	3,067
Goodwill	1,211	1,211
Other assets	5,629	5,653
Total assets	$694,786	$699,562

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,068	$4,535
Operating lease liabilities, current	5,660	7,766
Accrued expenses and other current liabilities	22,520	22,362
Total current liabilities	33,248	34,663
Operating lease liabilities, non-current	65,114	53,831
Total liabilities	98,362	88,494

Stockholders’ equity:
Class A common stock, $0.0001 par value; 2,500,000 shares authorized, 158,918 and 153,693 shares issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	16	15
Class B common stock, $0.0001 par value; 500,000 shares authorized, 215,596 and 218,029 shares issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	22	22
Additional paid-in capital	1,249,043	1,231,482
Accumulated other comprehensive loss	(686)	(2,196)
Accumulated deficit	(651,971)	(618,255)
Total stockholders’ equity	596,424	611,068

Total liabilities and stockholders’ equity	$694,786	$699,562

Condensed Consolidated Statements of Operations
in thousands, except per share data (unaudited)

	Three Months Ended March 31,
	2023	2022

Revenue	$49,771	$51,000
Costs and expenses:
Cost of revenue	9,913	9,055
Research and development	32,982	28,960
Sales and marketing	29,209	31,061
General and administrative	16,479	15,150
Total costs and expenses	88,583	84,226
Loss from operations	(38,812)	(33,226)
Interest income	5,513	491
Other income (expense), net	(116)	(185)
Loss before income taxes	(33,415)	(32,920)
Provision for income taxes	301	28
Net loss	$(33,716)	$(32,948)

Net loss per share attributable to Class A and Class B common stockholders, basic and diluted	$(0.09)	$(0.09)
Weighted average shares used in computing net loss per share attributable to Class A and Class B common stockholders, basic and diluted	373,025	381,877

Condensed Consolidated Statements of Cash Flows
in thousands (unaudited)

	Three Months Ended March 31,
	2023	2022

Cash flows from operating activities:
Net loss	$(33,716)	$(32,948)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,451	1,330
Stock-based compensation	15,816	12,144
Bad debt expense	(6)	(221)
Other	(2,176)	(582)
Changes in operating assets and liabilities:
Accounts receivable, net	1,731	7,843
Prepaid expenses and other current assets	2,549	4,499
Operating lease right-of-use assets	1,311	1,687
Other assets	24	26
Accounts payable	498	(3,143)
Operating lease liabilities	(1,489)	(1,716)
Accrued expenses and other current liabilities	292	5,568
Net cash used in operating activities	(13,715)	(5,513)
Cash flows from investing activities:
Purchases of property and equipment	(59)	(637)
Purchases of marketable securities	(190,007)	(318,245)
Sales of marketable securities	42,684	—
Maturities of marketable securities	172,047	7,342
Net cash provided by (used in) investing activities	24,665	(311,540)
Cash flows from financing activities:
Proceeds from exercise of stock options, net of repurchases	537	4,145
Proceeds from issuance of common stock under employee stock purchase plan	1,076	—
Payment of transaction costs related to the Reverse Recapitalization	—	(314)
Tax withholdings on release of restricted stock units	—	(695)
Net cash provided by financing activities	1,613	3,136
Effect of exchange rate changes on cash and cash equivalents	19	73
Net increase (decrease) in cash and cash equivalents	12,582	(313,844)
Cash and cash equivalents at beginning of period	55,236	521,812
Cash and cash equivalents at end of period	$67,818	$207,968

Non-GAAP Financial Measures
To supplement our condensed consolidated financial statements, which are prepared in accordance with GAAP, we present non-GAAP cost of revenue, non-GAAP research and development, non-GAAP sales and marketing, non-GAAP general and administrative, adjusted EBITDA and adjusted EBITDA margin in this shareholder letter. Our use of non-GAAP financial measures has limitations as an analytical tool, and these measures should not be considered in isolation or as a substitute for analysis of financial results as reported under GAAP.
We use these non-GAAP financial measures in conjunction with financial measures prepared in accordance with GAAP for planning purposes, including in the preparation of our annual operating budget, as a measure of our core operating results and the effectiveness of our business strategy, and in evaluating our financial performance. These measures provide consistency and comparability with past financial performance, facilitate period-to-period comparisons of core operating results, and also facilitate comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results. In addition, adjusted EBITDA is widely used by investors and securities analysts to measure a company's operating performance. We exclude the following items from one or more of our non-GAAP financial measures: stock-based compensation expense (non-cash expense calculated by companies using a variety of valuation methodologies and subjective assumptions), depreciation and amortization (non-cash expense), interest income, provision for income taxes, and, if applicable, acquisition-related costs.
Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, (1) stock-based compensation expense has recently been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy, (2) although depreciation and amortization expense are non-cash charges, the assets subject to depreciation and amortization may have to be replaced in the future, and our non-GAAP measures do not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements, and (3) adjusted EBITDA does not reflect: (a) changes in, or cash requirements for, our working capital needs; (b) interest expense, or the cash requirements necessary to service interest or principal payments on our debt, which reduces cash available to us; or (c) tax payments that may represent a reduction in cash available to us. The non-GAAP measures we use may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes. We compensate for these limitations by providing specific information regarding the GAAP items excluded from these non-GAAP financial measures. A reconciliation of these non-GAAP measures has been provided below:

Non-GAAP Financial Measures
in thousands (unaudited)

	Three Months Ended March 31,
	2023	2022

Net loss	$(33,716)	$(32,948)
% Margin	(68%)	(65%)
Depreciation and amortization	$1,451	$1,330
Stock-based compensation	15,816	12,144
Interest income	(5,513)	(491)
Provision for income taxes	301	28
Adjusted EBITDA	$(21,661)	$(19,937)
% Margin	(44%)	(39%)
Cost of Revenue Reconciliation:
Cost of Revenue, GAAP	$9,913	$9,055
Stock-based compensation	(630)	(455)
Cost of Revenue, Non-GAAP	$9,283	$8,600
% of revenue, GAAP	20%	18%
% of revenue, Non-GAAP	19%	17%
Research and Development Reconciliation:
Research and Development, GAAP	$32,982	$28,960
Stock-based compensation	(8,457)	(6,635)
Depreciation and amortization	(494)	(465)
Research and Development, Non-GAAP	$24,031	$21,860
% of revenue, GAAP	66%	57%
% of revenue, Non-GAAP	48%	43%
Sales and Marketing Reconciliation:
Sales and Marketing, GAAP	$29,209	$31,061
Stock-based compensation	(2,433)	(1,996)
Depreciation and amortization	(778)	(716)
Sales and Marketing, Non-GAAP	$25,998	$28,349
% of revenue, GAAP	59%	61%
% of revenue, Non-GAAP	52%	56%
General and Administrative Reconciliation:
General and Administrative, GAAP	$16,479	$15,150
Stock-based compensation	(4,296)	(3,058)
Depreciation and amortization	(179)	(149)
General and Administrative, Non-GAAP	$12,004	$11,943
% of revenue, GAAP	33%	30%
% of revenue, Non-GAAP	24%	23%
Total Operating Expenses Reconciliation:
Operating Expenses, GAAP	$88,583	$84,226
Stock-based compensation	(15,816)	(12,144)
Depreciation and amortization	(1,451)	(1,330)
Total Operating Expenses, Non-GAAP	$71,316	$70,752
% of revenue, GAAP	178%	165%
% of revenue, Non-GAAP	143%	139%